Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
PREFERRED STOCK

OF

EXCEL CORPORATION

To Be Designated

Series B Convertible Preferred Stock

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of Excel Corporation, a Delaware corporation (the "Corporation"), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Corporation's Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation which shall consist of 4,600,000 shares of convertible preferred stock be, and the same hereby is, authorized; and the President and Chief Executive Officer of the Corporation be, and he hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designation of Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation's preferred stock), as follows:

1.           Number of Shares; Designation. A total of 4,600,000 shares of preferred stock, par value $0.001 per share, of the Corporation are hereby designated as Series B Convertible Preferred Stock, the ("Series B Preferred Stock").

2.           Rank. The Series B Preferred Stock shall rank senior and prior to the Common Stock, par value $0.001 per share, of the Corporation (the "Common Stock"), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Certificate of Incorporation or the certificate of designation establishing such additional preferred stock.

3.           Dividends. The Series B Preferred Stock shall be entitled to receive dividends in cash or otherwise from funds legally available therefor as and when determined by the Board of Directors on an as converted basis with holders of Common Stock.

4.          Liquidation. The liquidation value per share of Series B Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation (a "Liquidation"), shall be $0.05 per share (the "Liquidation Value").

5.           Conversion.

(a) Right to Convert. A holder may elect to convert a portion or all of the Series B Preferred Stock into shares of the Corporation’s common stock par value $0.0001 (“Common Stock”) on a share for share basis as adjusted for any stock splits or stock dividends of any kind.

(b) Conversion Notice. In order to convert shares of the Series B Preferred Stock, such holder shall send to the Corporation by certified letter, electronic or facsimile transmission, a notice of conversion in substantially the form attached as Annex I hereto (a "Conversion Notice"). The holder shall promptly thereafter send the certificate or certificates being converted to the Corporation. Except as otherwise provided herein, upon delivery of a Conversion Notice by a holder in accordance with the terms hereof, such holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Conversion Shares to which such Conversion Notice relates.

(c) Mandatory Conversion. The Corporation has the right to require a holder to convert the Series B Preferred Stock into Common Stock at any time after the holder resigns, is terminated or otherwise ceases to be an officer of the Corporation. Such conversion shall be performed on the same share for share ratio as adjusted for stock splits and dividends as otherwise set forth in this section 5. If the Corporation is entitled to require the conversion of the Series B Preferred Stock it shall notify the holders of its intention to require such conversion by certified letter, electronic or facsimile transmission. Upon delivery of such notice holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Conversion Shares to which such notice relates.

(d) Optional Redemption. The Corporation has the right at any time after July 18, 2016 to repurchase and retire all but not less than all of the Series B Preferred Stock for $0.05 per share by delivering to a holder a redemption notice (“Redemption Notice”). Upon receipt of the Redemption Notice, the holder has ten (10) days to either convert the Series B Preferred Stock into Common Stock on the same basis as otherwise provided for in this section 5. If holder does not elect to convert the Series B Preferred Stock within ten (10) days of the receipt of the Redemption Notice, the Company shall pay the holder $0.05 per share for all of the Series B Preferred Stock held by owner and retire the Series B Preferred Stock purchased from holder.

(e) Delivery of Conversion Shares. The Corporation shall promptly following the later of the date on which the Corporation receives a Conversion Notice from a holder pursuant to paragraph 5(b) or delivers a conversion notice to holder pursuant to paragraph 5(c), above, and the date on which the Corporation receives the related Series B Preferred Stock certificate (the "Delivery Date"), issue and deliver or cause to be delivered to such holder the number of Conversion Shares. In the event that a holder elects to convert the Series B Preferred Stock pursuant to a Redemption Notice, the Corporation shall issue and deliver or cause to be delivered to such holder the number of Conversion Shares.

(f) Reservation of Shares. The Corporation shall reserve a sufficient number of shares of its authorized but unissued shares of Common Stock to allow for the full conversion of all shares of the Series B Preferred Stock. This share count shall be 4,600,000 shares and subject to adjustment in the event of stock splits or stock dividends as described in section 4 (a) herein.

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6.           Voting Rights. Each holder of Series B Preferred Shares shall be entitled to vote with the holders of Common Stock at a ratio of twenty (20) votes per share of Series B held on all matters for which holders of Common Stock are entitled to vote The holders of Series B Preferred Shares shall vote with the holders of Common stock as a single class.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Chief Executive Officer as March 18, 2016.

By: __________________________

Title: Chief Executive Officer

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ANNEX I

CONVERSION NOTICE

The undersigned hereby elects to convert ___________ shares of Series B Convertible Preferred Stock (the "Preferred Stock"), represented by stock certificate No(s) ______, into shares of Common Stock of Excel Corporation according to the terms and conditions of the Certificate of Designation relating to the Series B Preferred Stock (the "Certificate of Designation"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Dated:

HOLDER: